Filed pursuant to Rule 433(d)

Registration Nos. 333-208068 and

333-208068-05

FINAL TERM SHEET, dated February 21, 2018

$753,190,000

John Deere Owner Trust 2018

Issuing Entity

$ 223,000,000	Class A-1	1.95000% Asset Backed Notes
$ 220,960,000	Class A-2	2.42% Asset Backed Notes
$ 224,950,000	Class A-3	2.66% Asset Backed Notes
$ 84,280,000	Class A-4	2.91% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$223,000,000	$220,960,000	$224,950,000	$84,280,000
Per Annum Interest Rate	1.95000%	2.42%	2.66%	2.91%
Final Scheduled Payment Date	March 15, 2019	October 15, 2020	April 18, 2022	January 15, 2025
Initial Public Offering Price	100.00000%	99.99563%	99.99281%	99.98318%
Ratings (Moody’s/Fitch)	P-1(sf)/F1+sf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf
Payment Date	Monthly, beginning April 16, 2018 (subject to the business day convention)	Monthly, beginning April 16, 2018 (subject to the business day convention)	Monthly, beginning April 16, 2018 (subject to the business day convention)	Monthly, beginning April 16, 2018 (subject to the business day convention)
Weighted Average Life(2)	0.37	1.15	2.28	3.33
CUSIP	47788C AA0	47788C AB8	47788C AC6	47788C AD4

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.
(2)	Pricing speed: 14% CPR (with a 10% clean-up call).

Trade Date: February 21, 2018

Expected Settlement Date: February 28, 2018

Initial Note Value: $772,501,002 (discount rate: 5.30%)

Initial Overcollateralization Amount: $19,311,002

Initial Reserve Account Deposit: $7,725,010

Specified Reserve Account Balance: $7,725,010

RBC	Barclays	HSBC

Credit Agricole	TD Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-375-6829.

This free writing prospectus does not contain all information that is required to be included in the prospectus.